Exhibit 99.1

VIASPACE ANNOUNCES FOURTH QUARTER AND
YEAR END FINANCIAL RESULTS

PASADENA, CA —March 31, 2008—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today financial results for the quarter and year end December 31, 2007.

Revenues for the fourth quarter of 2007 were $94,000, as compared with $292,000 in the same quarter of 2006. Gross profit for the fourth quarter of 2007 was $6,000 compared with $53,000 for the comparable quarter of 2006.

Operating expenses for the fourth quarter of 2007 were $1,786,000 compared to $1,850,000 in the same quarter of 2006. Included in operating expenses for the fourth quarter of 2007 was $852,000 of stock option, warrant and restricted stock compensation expense compared with $586,000 for the same period in 2006. Fourth quarter of 2007 operating expenses included $372,000 in research and development expense and $1,414,000 in selling, general and administrative expense. In the fourth quarter of 2006, there was $306,000 in research and development expense and $1,544,000 in selling, general and administrative expense. Loss from operations for the fourth quarter of 2007 was $1,780,000 compared to $1,797,000 in the same quarter of 2006.

Other income/expense including minority interest in consolidated subsidiaries was income of $448,000 for the fourth quarter of 2007 compared to a loss of $3,462,000 for the same period in 2006. The fourth quarter of 2007 included a gain of the sales of marketable securities of $452,000. The fourth quarter of 2006 included expense adjustments, net, of $3,421,000 representing adjustments related to the derivative nature of convertible debentures.

Net loss was $1,307,000 for the fourth quarter of 2007, compared to net loss of $5,259,000 for the same quarter of 2006. The Company’s loss per basic and fully diluted share was less than $0.01 in the fourth quarter of 2007 and a loss of $0.02 for the fourth quarter of 2006.

Revenue for the year ended December 31, 2007 was $553,000, as compared with $962,000 in 2006, a decrease of $409,000. Gross profit in 2007 was $114,000 compared with $196,000 for 2006.

Operating expense for 2007 was $7,757,000 compared to $6,415,000 in 2006. Included in operating expenses was $3,332,000 of stock option, warrant and restricted stock compensation expense in 2007 compared with $1,959,000 in 2006. Operating expenses in 2007 consisted of $1,559,000 in research and development expense and $6,198,000 in selling, general and administrative expense. In 2006, there was $1,020,000 in research and development expense and $5,395,000 in selling, general and administrative expense. Loss from operations in 2007 was $7,643,000 compared to $6,219,000 in 2006.

Other income/expense including minority interest in consolidated subsidiaries was a loss of $1,267,000 for 2007 compared to a loss of $3,381,000 for the same period in 2006. Included in other income/expense was $2,070,000 and $3,462,000 in 2007 and 2006, respectively, of adjustments related to the derivative nature of convertible debentures. The Company’s convertible debentures were entered into in November 2006 and restructured on March 8, 2007.

Net loss was $8,909,000 in 2007, compared to a net loss of $9,601,000 in 2006. The Company’s loss per basic and fully diluted share was $0.03 in both 2007 and 2006.

Commenting on fourth quarter and year end results, Dr. Carl Kukkonen, CEO of VIASPACE said, “VIASPACE Security revenues are down on lower L3 Communications’ revenues due to the near completion of Phase II software development tasks in support of their contract with the Department of Homeland Security.  While VIASPACE Security awaits potential future awards from L3, resources have been shifted to start up the Detection Monitoring Technologies (DMT) radar platform software and hardware sales from its recently announced new teaming agreement. The Company anticipates sales on those new efforts within the next two quarters. VIASPACE Energy recorded sales of $117,000 on fuel cell test equipment during 2007 and expects increased sales volume in 2008. The Company anticipates that its Ionfinity subsidiary will begin a Phase II contract from the U.S. Navy by the end of the second quarter.”

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360

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This news release includes forward-looking statements. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.